Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is made this  6th day of March, 2006 by and between MTM Technologies, Inc., a New York corporation (the "Company"), and Steven Stringer (the "Executive").

WHEREAS, the parties entered into an Employment Agreement, dated October 1, 2004 (the “Agreement”), whereby the Company employed the Executive as the Executive Vice President and Chief Operating Officer of the Company on the terms and conditions set forth therein;

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Sections 2 of the Agreement shall be replaced in its entirety with the following:

2. Duties and Status.

The Company hereby engages the Executive as President and Chief Operating Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall report directly to the Company's Chief Executive Officer and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with the Executive's position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the By-laws of the Company. The Executive will render such business and professional services in the performance of his duties, consistent with the Executive's position within the Company, as shall reasonably be assigned to him by the Company's Chief Executive Officer. During the Employment Period, the Executive shall devote substantially all of his business time and his full skill and efforts to the business of the Company.

Sections 3(a) and (b) of the Agreement shall be replaced in their entirety with the following:

3.    Compensation; Benefits and Expenses.

(a)   Salary. Effective as of January 1, 2006 and during the remainder of the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $335,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. The Executive's base salary shall be subject to review each year for possible increase by the Company's Board of Directors ("Board") in its sole discretion, but in no event shall such base salary be decreased from its then existing level during the Employment Period.

      (b)   Bonus. During the Employment Period, in addition to the base salary payable to the Executive hereunder, the Executive shall also be eligible to receive, as additional compensation,

an annual bonus (the “Total Bonus”) equal to fifty percent (50%) of his base salary as set forth in Section 3(a) hereof. The Total Bonus will consist of two parts, an “EBITDA Bonus” in an amount equal to seventy - five percent (75%) of the Total Bonus and a “Strategic Bonus” in an amount equal to twenty-five percent (25%) of the Total Bonus. Any EBITDA Bonus or Strategic Bonus earned shall be paid in the next payroll cycle following the release of earnings for the applicable quarter or year, as the case may be.

(i) EBITDA Bonus Payment. Eighty percent (80%) of the EBITDA Bonus shall be payable in four equal quarterly installments based on the Company’s fiscal quarters, and payment for any applicable quarter shall be conditioned upon the achievement of the quarterly earnings before interest, taxes, depreciation and amortization (“EBITDA”) target for such fiscal quarter as established by Board or the Compensation Committee thereof under the Company’s management bonus plan for senior executives. Twenty percent (20%) of the EBITDA Bonus shall be payable annually based on the Company’s fiscal year and payment for any fiscal year shall be conditioned upon the achievement of the EBITDA target for such year as established by the Board or the Compensation Committee thereof under the Company’s management bonus plan for senior executives. In the event of any adjustment to the Company’s reported financial results for any of the first, second or third fiscal quarter of any fiscal year year, which adjustment reduces the actual EBITDA for that period such that the EBITDA Bonus for that period paid to the Executive would not have been due and payable, the Executive shall, upon written request by the Company, promptly repay to the Company the full amount of the EBITDA Bonus for such period. Notwithstanding the foregoing, in the event the Company’s management bonus plan for senior executives for any period does not include a similar repayment provision for the Company’s Chief Executive Officer, the foregoing sentence shall not apply during such period.

(ii) Strategic Bonus Payment. The Strategic Bonus shall be payable annually based on the Company’s fiscal year and payment for any fiscal year shall be conditioned upon the achievement of strategic objectives for the Executive as determined by the Company’s Chief Executive Officer.

Except as amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 6, 2006.

MTM TECHNOLOGIES, INC.
/s/ Steven Stringer Steven Stringer	/s/ Francis J. Alfano Francis J. Alfano Chief Executive Officer